                                                                    EXHIBIT 2.13

                Indemnification and Insurance Matters Agreement


                                    between



                            Hewlett-Packard Company


                                      and


                           Agilent Technologies, Inc.



                              ______________, 1999

                               TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
ARTICLE I. MUTUAL RELEASES; INDEMNIFICATION............................................................................  1

   Section 1.1.     Release of Pre-Closing Claims......................................................................  1
   Section 1.2.     Indemnification by Agilent.........................................................................  2
   Section 1.3.     Indemnification by HP..............................................................................  2
   Section 1.4.     Indemnification With Respect to Environmental Actions and Conditions...............................  3
   Section 1.5.     Procedures for Defense, Settlement and Indemnification of Third Party Claims.......................  4
   Section 1.6.     Agilent Contingent Liabilities In Excess of $50 Million............................................  6
   Section 1.7.     Additional Matters.................................................................................  7
   Section 1.8.     Survival of Indemnities............................................................................  7
   Section 1.9.     Alleged Infringement or Misappropriation against HP for Products Ordered from the Agilent Business.  7
   Section 1.10.    Claims of Alleged Infringement or Misappropriation against Agilent for Products from HP Business...  8
   Section 1.11.    Reimbursement For Certain Losses and Liabilities Not Covered By HP's Insurance Policies............  9

ARTICLE II. INSURANCE MATTERS.......................................................................................... 10

   Section 2.1.     Agilent Insurance Coverage During the Transition Period............................................ 10
   Section 2.2.     Cooperation and Agreement Not to Release Carriers.................................................. 11
   Section 2.3.     Agilent Insurance Coverage After the Insurance Transition Period................................... 11
   Section 2.4.     Responsibilities for Self-insured Obligations...................................................... 11
   Section 2.5.     Procedures With Respect to Insured Agilent Liabilities............................................. 11
   Section 2.6.     Insufficient Limits of Liability for HP Liabilities and Agilent Liabilities........................ 12
   Section 2.7.     Cooperation........................................................................................ 13
   Section 2.8.     No Assignment or Waiver............................................................................ 13
   Section 2.9.     No Liability....................................................................................... 13
   Section 2.10.    No Restrictions.................................................................................... 13
   Section 2.11.    Further Agreements................................................................................. 13
   Section 2.12.    Agreement Regarding Insurance Covering Environmental Actions....................................... 14
   Section 2.13.    Matters Governed by Employee Matters Agreement..................................................... 14

ARTICLE III. MISCELLANEOUS............................................................................................. 14

   Section 3.1.     Entire Agreement................................................................................... 14
   Section 3.2.     Governing Law...................................................................................... 14
   Section 3.3.     Notices............................................................................................ 14
   Section 3.4.     Parties in Interest................................................................................ 15
   Section 3.5.     Other Agreements Evidencing Indemnification Obligations............................................ 15
   Section 3.6.     Counterparts....................................................................................... 15
   Section 3.7.     Assignment......................................................................................... 15
   Section 3.8.     Severability....................................................................................... 15
   Section 3.9.     Failure or Indulgence Not Waiver................................................................... 15

                               TABLE OF CONTENTS
                                  (continued)

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
   Section 3.10.    Amendment............................................  16
   Section 3.11.    Authority............................................  16
   Section 3.12.    Interpretation.......................................  16

ARTICLE IV. DEFINITIONS..................................................  16

   Section 4.1.     Action...............................................  16
   Section 4.2.     Affiliated Company...................................  16
   Section 4.3.     Agilent Business.....................................  16
   Section 4.4.     Agilent Contingent Liability.........................  17
   Section 4.5.     Agilent Contracts....................................  17
   Section 4.6.     Agilent Covered Parties..............................  17
   Section 4.7.     Agilent Facilities...................................  17
   Section 4.8.     Agilent Group........................................  17
   Section 4.9.     Agilent Indemnitees..................................  17
   Section 4.10.    Agilent Liabilities..................................  18
   Section 4.11.    Agilent Schedule 1 Facilities........................  18
   Section 4.12.    Agilent Schedule 2 Facilities........................  18
   Section 4.13.    Assets...............................................  18
   Section 4.14.    Assignment Agreement.................................  18
   Section 4.15.    Change of Control....................................  18
   Section 4.16.    Claims Committee.....................................  19
   Section 4.17.    Commingled Claims....................................  19
   Section 4.18.    Coverage Amount......................................  19
   Section 4.19.    Employee Matters Agreement...........................  19
   Section 4.20.    Environmental Actions................................  19
   Section 4.21.    Environmental Conditions.............................  19
   Section 4.22.    Environmental Laws...................................  19
   Section 4.23.    Excess Portion.......................................  20
   Section 4.24.    Hazardous Materials..................................  20
   Section 4.25.    HP Business..........................................  20
   Section 4.26.    HP Facilities........................................  20
   Section 4.27.    HP Group.............................................  20
   Section 4.28.    HP Indemnitees.......................................  20
   Section 4.29.    Indemnitee...........................................  20
   Section 4.30.    Insurance Policies...................................  20
   Section 4.31.    Insurance Proceeds...................................  20
   Section 4.32.    Insurance Transition Period..........................  20
   Section 4.33.    Insured Agilent Liability............................  20
   Section 4.34.    IPO Liabilities......................................  21
   Section 4.35.    IPO Registration Statement...........................  21

                               TABLE OF CONTENTS
                                  (continued)

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                                                                        ----
   Section 4.36.    Liabilities........................................  21
   Section 4.37.    Non-US Plan........................................  21
   Section 4.38.    Person.............................................  21
   Section 4.39.    Pre-Separation Third Party Site Liabilities........  21
   Section 4.40.    Prime Rate.........................................  21
   Section 4.41.    Related Agilent Contingent Liabilities.............  21
   Section 4.42.    Release............................................  21
   Section 4.43.    Separation.........................................  22
   Section 4.44.    Separation Agreement...............................  22
   Section 4.45.    Separation Date....................................  22
   Section 4.46.    Shared Agilent Percentage..........................  22
   Section 4.47.    Shared HP Percentage...............................  22
   Section 4.48.    Shared Percentage..................................  22
   Section 4.49.    Subsidiary.........................................  22
   Section 4.50.    Tax Sharing Agreement..............................  22
   Section 4.51.    Taxes..............................................  22
   Section 4.52.    Third Party Claim..................................  22


                INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     This Indemnification and Insurance Matters Agreement (this "Agreement") is entered into on _________, 1999 between Hewlett-Packard Company, a Delaware corporation ("HP"), and Agilent Technologies, Inc., a Delaware corporation ("Agilent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Article IV below.

                                   RECITALS

     WHEREAS, HP and its Subsidiaries have transferred or will transfer to Agilent and its Subsidiaries effective as of the Separation Date, substantially all of the assets of the Agilent Business in accordance with the Master Separation and Distribution Agreement dated as of August 12, 1999 between the parties (the "Separation Agreement").

     WHEREAS, the parties desire to set forth certain agreements regarding indemnification and insurance.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                  ARTICLE I.


                       MUTUAL RELEASES; INDEMNIFICATION

     SECTION 1.1.  Release of Pre-Closing Claims.

     (a) Agilent Release. Except as provided in Section 1.1(c), effective as of the Separation Date, Agilent does hereby, for itself and as agent for each member of the Agilent Group, remise, release and forever discharge the HP Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

     (b) HP Release. Except as provided in Section 1.1(c), effective as of the Separation Date, HP does hereby, for itself and as agent for each member of the HP Group, remise, release and forever discharge the Agilent Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

     (c) No Impairment. Nothing contained in Section 1.1(a) or (b) shall impair any right of any Person to enforce the Separation Agreement or any Ancillary Agreement (including this Agreement), in each case in accordance with its terms.

     (d) No Actions as to Released Claims. Agilent agrees, for itself and as agent for each member of the Agilent Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against HP or any member of the HP Group, or any other Person released pursuant to Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). HP agrees, for itself and as agent for each member of the HP Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Agilent or any member of the Agilent Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).

     (e) Further Instruments. At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

     SECTION 1.2. Indemnification by Agilent. Except as otherwise provided in this Agreement, Agilent shall, for itself and as agent for each member of the Agilent Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the HP Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the HP Indemnitees, or which are imposed upon the HP Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication):

          (i)    the Agilent Business, any Agilent Liability or any Agilent
Contract;

          (ii) any breach by Agilent or any member of the Agilent Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and

          (iii)  any IPO Liabilities in excess of the Shared HP Percentage.

In the event that any member of the Agilent Group makes a payment to the HP Indemnitees hereunder, and any of the HP Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, HP will promptly repay (or will procure an HP Indemnitee to promptly repay) such member of the Agilent Group the amount by which the payment made by such member of the Agilent Group exceeds the actual cost of the associated indemnified Liability. This Section 1.2 shall not apply to any Liability indemnified under Section 1.4.

     SECTION 1.3. Indemnification by HP. Except as otherwise provided in this Agreement, HP shall, for itself and as agent for each member of the HP Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Agilent Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Agilent Indemnitees, or which are imposed upon the Agilent Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication):

          (i) the HP Business or any Liability of the HP Group other than the Agilent Liabilities;

          (ii) any breach by HP or any member of the HP Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and

          (iii)  any IPO Liabilities in excess of the Shared Agilent Percentage.

In the event that any member of the HP Group makes a payment to the Agilent Indemnitees hereunder, and any of the Agilent Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, Agilent will promptly repay (or will procure an Agilent Indemnitee to promptly repay) such member of the HP Group the amount by which the payment made by such member of the HP Group exceeds the actual cost of the indemnified Liability. This Section 1.3 shall not apply to any Liability indemnified under Section 1.4.

     SECTION 1.4. Indemnification With Respect to Environmental Actions and Conditions.

     (a) Indemnification by Agilent. Agilent shall, for itself and as agent for each member of the Agilent Group, indemnify, defend and hold harmless the HP Indemnitees from and against any and all Environmental Actions relating to, arising out of or resulting from any of the following items:

          (i) Except as arising out of the operations of the HP Group on and after the Separation Date, Environmental Conditions (x) arising out of operations occurring on and after the Separation Date at any of the Agilent
Schedule 2 Facilities, or (y) on any of the Agilent Schedule 2 Facilities arising from an event causing contamination that first occurs on or after the Separation Date (including any Release of Hazardous Materials occurring after the Separation Date that migrates to any of the Agilent Schedule 2 Facilities); and

          (ii) Except as arising out of the operations of the HP Group on and after the Separation Date or as a result of a Release from any HP Facilities, Environmental Conditions on, under, about or arising out of operations occurring at any time, whether before or after the Separation Date, at any of the Agilent
Schedule 1 Facilities (including any Release of Hazardous Materials occurring after the Separation Date that migrates at any time to any of the Agilent
Schedule 1 Facilities);

     (b) Indemnification by HP. HP shall, for itself and as agent for each member of the HP Group, indemnify, defend and hold harmless the Agilent Indemnitees from and against any and all Environmental Actions relating to, arising out of or resulting from any of the following items:

          (i) Environmental Conditions (x) existing on, under, about or in the vicinity of any of the Agilent Schedule 2 Facilities prior to the Separation Date (including any Release of Hazardous Materials occurring prior to the Separation Date which migrates to any of the Agilent Schedule 2 Facilities after the Separation Date), or (y) arising out of operations occurring on or before the Separation Date at any of the Agilent Schedule 2 Facilities;

          (ii) Except as arising out of the operations of the Agilent Group on and after the Separation Date, Environmental Conditions on, under, about or arising out of operations occurring at any time, whether before or after the Separation Date, at any of the HP Facilities; and

          (iii)   Pre-Separation Third Party Site Liabilities.

     (c) Agreement Regarding Payments to Indemnitee. In the event an Indemnifying Party makes any payment to or on behalf of an Indemnitee with respect to an Environmental Action for which the Indemnifying Party is obligated to indemnify under this Section 1.4, and the Indemnitee subsequently receives any payment from a third party on account of the same financial obligation covered by the payment made by the Indemnifying Party for that Environmental Action or otherwise diminishes the financial obligation, the Indemnitee will promptly pay the Indemnifying Party the amount by which the payment made by the Indemnifying Party, exceeds the actual cost of the financial obligation.

     SECTION 1.5. Procedures for Defense, Settlement and Indemnification of Third Party Claims.

     (a) Notice of Claims. If an HP Indemnitee or an Agilent Indemnitee (as applicable) (an "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the HP Group or the Agilent Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which a party (an "Indemnifying Party") may be obligated to provide indemnification to such Indemnitee pursuant to Section 1.2, 1.3 or 1.4, or any other section of the Separation Agreement or any Ancillary Agreement (including this Agreement), HP and Agilent (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this
Section 1.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

     (b) Claims Involving Commingled Products or Employees. If a Third Party Claim (including a claim relating to the Year 2000 problem) involves (i) a commingled product with components supplied by both the Agilent Business and the HP Business, (ii) an employee, consultant or contractor that was employed by both the Agilent Business and the HP Business or (iii) any similar claims involving both the Agilent Business and the HP Business (collectively, "Commingled

Claims"), the Claims Committee shall have the power to resolve whether and to the extent any Commingled Claim is an Agilent Contingent Liability.

     (c) Claims Committee. Any of the parties may refer any dispute regarding the provisions of this Article I to the Claims Committee for resolution. All determinations of the Claims Committee, if unanimous, shall be binding on all of the parties and their respective successors and assigns. The Claims Committee shall reach a resolution that minimizes expenses for all parties and seeks to avoid hiring multiple counsel. In determining whether a Commingled Claim is an Agilent Contingent Liability, the Claims Committee shall consider whether the event, act or omission giving rise the Liability relates primarily to the Agilent Business. In the event a Liability arises from both an event, act or omission relating primarily to the Agilent Business and an event, act or omission relating primarily to the HP Business, the Claims Committee shall apportion the Liability in accordance with relative fault, and it may re-apportion the Liability as it learns of additional facts bearing on that assessment. In the event that the Claims Committee cannot reach a unanimous determination as to the nature, status or handling of any such claims within 30 days after such referral (unless the Claims Committee unanimously agrees to a longer time period), the issue will be submitted for resolution pursuant to the procedures set forth in the dispute resolution provisions contained in Section
5.9 of the Separation Agreement.

     (d) Defense of Commingled Claims. With respect to Commingled Claims, the party whose business sold the product, who last employed the employee or whose business is primarily related to the event, act or omission giving rise to the potential Liability shall manage the defense of, and may seek to settle or compromise, any such Commingled Claims. If the party managing the defense of such Commingled Claim is an Indemnitee with respect thereto, the costs and expenses of such defense shall be borne by the Indemnifying Party to the extent of the indemnity provided in the Separation Agreement, this Agreement or any Ancillary Agreement.

     (e) Defense of Claims Involving IPO Liabilities. HP shall manage the defense of, and may seek to settle or compromise, any Third Party Claim involving IPO Liabilities, and the costs and expenses thereof shall be included in the calculation of the amount of the indemnification obligations pursuant to
Section 1.2(iii) and Section 1.3(iii) of this Agreement.

     (f) Defense By Indemnifying Party. Other than in the case of a Commingled Claim or a Third Party Claim involving IPO Liabilities, an Indemnifying Party will manage the defense of and (unless the Indemnifying Party has specified any reservations or exceptions to the obligation to manage the defense or to indemnify that have been referred to, but not resolved by, the Claims Committee) may settle or compromise any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 1.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.

     (g) Defense By Indemnitee. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 1.5(f), such Indemnitee may manage the defense of such Third

Party Claim; provided, however, that the Indemnifying Party shall reimburse all such costs and expenses in the event it is ultimately determined, in accordance with the procedures governing the Claims Committee, that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

     (h) No Settlement By Indemnitee Without Consent. Unless the Indemnifying Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

     (i) No Consent to Certain Judgments or Settlements Without Consent. Notwithstanding Section 1.5(f) above, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is to (A) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party or (B) affect the other party in a material fashion due to the allocation of Liabilities and related indemnities set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement.

     SECTION 1.6.  Agilent Contingent Liabilities In Excess of $50 Million.


     (a) Excess Portions. Notwithstanding anything to the contrary in this Agreement or the Assignment Agreement, if the aggregate amount paid by the Agilent Group, less any related Insurance Proceeds and any other amounts recovered (including by way of set off) from third parties unaffiliated with HP, in respect of any single Agilent Contingent Liability or any Related Agilent Contingent Liabilities is in excess of $50 million, arising from written demands made or suits or similar proceedings filed within four years following the Separation Date that demand or seek monetary damages, services or non-monetary relief, Agilent shall be entitled to reimbursement from HP for the Shared HP Percentage of the Excess Portion.

     (b) Insurance Proceeds. In the event that after any payment is made by HP to Agilent in accordance with the allocation set forth in Section 1.6(a), any member of the Agilent Group receives any Insurance Proceeds or obtains any other amounts that, in any such case, would reduce the amount paid by the Agilent Group in respect of the applicable Agilent Contingent Liability or Liabilities, Agilent will promptly notify HP of the receipt of such Insurance Proceeds or otherwise and will promptly reimburse HP for the amount of any payment that Agilent would not have been entitled to receive if it had received such Insurance Proceeds on or prior to the date it received a payment pursuant to this Section.

     (c) Notice of Agilent Contingent Liabilities Involving an Excess Portion. Agilent agrees to use its reasonable commercial efforts to advise HP if it becomes aware of one or more Agilent Contingent Liabilities that may, in the aggregate, result in payments of $50 million or more; provided, however, that no delay or failure to give any such notice shall relieve HP of any obligation pursuant to this Agreement unless it is actually and substantially prejudiced as a result of such delay or failure.

     (d) Termination Upon Assignment or Change of Control. Notwithstanding anything to the contrary in this Agreement or any other Ancillary Agreement, the right to receive reimbursement under this Section 1.6 may not be assigned or delegated by Agilent and shall terminate upon a Change of Control of Agilent (other than as a result of the Distribution).

     SECTION 1.7.   Additional Matters.

     (a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both Agilent and HP in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, associate counsel to assist in the defense of such claims.

     (b) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

     (c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

     (d) Not Applicable to Taxes. This Agreement shall not apply to Taxes (which are covered by the Tax Sharing Agreement).

     SECTION 1.8.   Survival of Indemnities. Subject to Section 1.6(d) and
Section 3.7, the rights and obligations of the members of the HP Group and the Agilent Group under this Article I shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the HP Group or the Agilent Group of the capital stock or other equity interests of any Subsidiary to any Person.

     SECTION 1.9. Alleged Infringement or Misappropriation against HP for Products Ordered from the Agilent Business.

     (a) Definitions. As used in this Section 1.9, the following terms have the following meanings. "Agilent Product" means any product of the Agilent Business that was or is furnished by the Agilent Business prior to the Separation Date or (to the extent that there is no separate agreement between the purchaser and seller governing the purchase and sale of such product) on or after the Separation Date. "Eligible Buyer" means any member of the HP Group, HP Subcontractors and other third parties mutually agreed to in writing by the parties who purchase Agilent Products from the Agilent Business. "HP Subcontractors" means third party entities which perform contract work for any member of the HP Group and which acquire Agilent Products from the Agilent Business. HP Subcontractors are independent contractors of a member of the HP Group, and are not legally related to any member of the HP Group as agent, employee, partner, joint venture or other manner.

     (b) Obligation. Agilent shall manage the defense of any third party claim, suit, or proceeding brought against any member of the HP Group, any Eligible Buyer, or their customers insofar as it is based on a claim that any Agilent Product constitutes an infringement of any third party's patent, copyright, trademark, trade name, or unauthorized trade secret use; provided that (i) Agilent is notified promptly in writing of such claim and is supplied with information and assistance as reasonably necessary, and (ii) Agilent is given sole control to handle the defense or settlement of any such claim, suit or proceeding. Agilent agrees to pay all damages and costs awarded therein against HP, any Eligible Buyer, or their customers.

     (c) Enjoined Products. In case any Agilent Product or any part thereof in such suit is held to constitute an infringement for which Agilent is liable and its use is enjoined, Agilent shall, at its own expense and at its option, either
(i) procure for HP, the Eligible Buyers and their customers the right to continue to use the Agilent Product, or (ii) if applicable, replace the Agilent Product with a noninfringing Agilent Product of equivalent function and performance, or modify it so it becomes noninfringing without detracting from function or performance; provided, however, that if any of the foregoing alternatives are not reasonably possible, then (iii) accept return of the Agilent Product and refund to HP or the Eligible Buyer, as applicable, the price paid for the infringing Agilent Product less a reasonable sum for past use.

     (d) Exceptions. Notwithstanding the foregoing, Agilent shall have no responsibility for claims arising from (i) modifications of the Agilent Product made by HP or any Eligible Buyer if such claim would not have arisen but for such modifications, or (ii) combination or use of the Agilent Product with products not supplied by Agilent if such claim would not have arisen but for such combination or use, or (iii) Agilent's compliance with HP's designs or specifications, or (iv) Agilent Product use prohibited by specifications or related application notes.

     SECTION 1.10. Claims of Alleged Infringement or Misappropriation against Agilent for Products from HP Business.

     (a) Definitions. As used in this Section 1.10, the following terms have the following meanings. "HP Product" means any product of the HP Business that was or is furnished by the HP Business prior to the Separation Date or (to the extent that there is no separate agreement between the purchaser and seller governing the purchase and sale of such product) on or after the Separation

Date. "Eligible Buyer" means any member of the Agilent Group, Agilent Subcontractors and other third parties mutually agreed to in writing by the parties who purchase HP Products from the HP Business. "Agilent Subcontractors" means third party entities which perform contract work for any member of the Agilent Group and which acquire HP Products from the HP Business. Agilent Subcontractors are independent contractors of a member of the Agilent Group, and are not legally related to any member of the Agilent Group as agent, employee, partner, joint venture or other manner.

     (b) Obligation. HP shall manage the defense of any third party claim, suit, or proceeding brought against any member of the Agilent Group, any Eligible Buyer, or their customers insofar as it is based on a claim that any HP Product constitutes an infringement of any third party's patent, copyright, trademark, trade name, or unauthorized trade secret use; provided that (i) HP is notified promptly in writing of such claim and is supplied with information and assistance as reasonably necessary, and (ii) HP is given sole control to handle the defense or settlement of any such claim, suit or proceeding. HP agrees to pay all damages and costs awarded therein against Agilent, any Eligible Buyer, or their customers.

     (c) Enjoined Products. In case any HP Product or any part thereof in such suit is held to constitute an infringement for which HP is liable and its use is enjoined, HP shall, at its own expense and at its option, either (i) procure for Agilent, the Eligible Buyers and their customers the right to continue to use the HP Product, or (ii) if applicable, replace the HP Product with a noninfringing HP Product of equivalent function and performance, or modify it so it becomes noninfringing without detracting from function or performance; provided, however, that if any of the foregoing alternatives are not reasonably possible, then (iii) accept return of the HP Product and refund to Agilent or the Eligible Buyer, as applicable, the price paid for the infringing HP Product less a reasonable sum for past use.

     (d) Exceptions. Notwithstanding the foregoing, HP shall have no responsibility for claims arising from (i) modifications of the HP Product made by Agilent or any Eligible Buyer if such claim would not have arisen but for such modifications, or (ii) combination or use of the HP Product with products not supplied by HP if such claim would not have arisen but for such combination or use, or (iii) HP's compliance with Agilent's designs or specifications, or
(iv) HP Product use prohibited by specifications or related application notes.

     SECTION 1.11. Reimbursement For Certain Losses and Liabilities Not Covered By HP's Insurance Policies. Except as set forth in Section 1.2(iii) and Section 1.3(iii), notwithstanding anything to the contrary in this Agreement or the Assignment Agreement, if:

     (a) the Agilent Group suffers one or more losses of real property, personal property or business interruption resulting therefrom arising from an earthquake occurring between the Separation Date and Distribution Date; or

     (b) the Agilent Group suffers one or more first-party property losses between the Separation Date and the Distribution Date of a type that is covered by HP's Insurance Policies or that is covered by standard form insurance policies in use at the time; or

     (c) events, acts or omissions occur between the Separation Date and the Distribution Date that give rise to one or more Third Party Claims that result in an Agilent Liability (including the costs of defending against such claims) of a type that is covered by HP's Insurance Policies or that is covered by standard form insurance policies in use at the time, but only to the extent that suits or similar proceedings are filed or written demands are made in connection with such Third Party Claims within four years following the Distribution Date that seek or demand monetary damages, services or non-monetary relief; or

     (d) Releases first occur between the Separation Date and the Distribution Date that give rise to one or more Environmental Actions that result in an Agilent Liability (including the costs of defending against such Environmental Actions), but only to the extent that suits or similar proceedings are filed, orders or decrees are issued, written notice that such Environmental Action will be commenced is received by Agilent or HP, or written demands are made in connection with such Environmental Actions within four years following the Distribution Date that seek or demand monetary damages, services or non-monetary relief; and

     (e) the aggregate amount of Agilent's loss and Liabilities described in clauses (a), (b), (c) and (d), exclusive of amounts covered by HP's Insurance Policies or other insurance policies that provide coverage to Agilent, exceeds $20 million, then HP shall reimburse Agilent to the extent that the aggregate amount of Agilent's loss and Liabilities described in clauses (a), (b), (c) and (d), exclusive of amounts covered by HP's Insurance Policies or other insurance policies that provide coverage to Agilent, exceeds $20 million, exceeds $20 million.


     (f) Interpretation. In the case of any Agilent Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date but prior to the Distribution Date, only that portion that arises out of events, acts or omissions occurring on or after the Separation Date and prior to the Distribution Date shall be subject to this
Section 1.11. In the case of any Agilent Liability a portion of which arises out of events, acts or omissions occurring prior to the Distribution Date and a portion of which arises out of events, acts or omissions occurring on or after the Distribution Date, only that portion that arises out of events, acts or omissions occurring prior to the Distribution Date shall be subject to this
Section 1.11. For purposes of the foregoing, an Agilent Liability shall be deemed to have arisen out of events, acts or omission occurring on or after the Separation Date and before the Distribution Date if all the elements necessary for the assertion of a claim with respect to such Agilent Liability shall have occurred on or prior to Distribution Date, such that the claim, were it asserted in an Action on or after the Separation Date but prior to the Distribution Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Agilent Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Distribution Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall be subject to this Section 1.11. For purposes of determining whether a claim relating to the Year 2000 problem is subject to this Section 1.11, claims relating to products shipped on or after the Separation Date but prior to the Distribution Date shall be deemed to have arisen during such period. This
Section 1.11(f) shall not apply to any Agilent Liability covered by Section 1.11(d).

                                  ARTICLE II.

                               INSURANCE MATTERS

     SECTION 2.1.  Agilent Insurance Coverage During the Transition Period.

     (a) Maintain Comparable Insurance. Throughout the period beginning on the Separation Date and ending on the Distribution Date (i.e., the "Insurance Transition Period"), HP shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance, including for the benefit of Agilent or any of its Subsidiaries, directors, officers, employees or other covered parties (collectively, the "Agilent Covered Parties") which are comparable to those maintained generally by HP; provided, however, that if HP determines that (i) the amount or scope of such coverage will be reduced to a level materially inferior to the level of coverage in existence immediately prior to the Insurance Transition Period or (ii) the retention or deductible level applicable to such coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, HP shall give Agilent notice of such determination as promptly as practicable. Upon notice of such determination, Agilent shall be entitled to no less than 60 days to evaluate its options regarding continuance of coverage hereunder and may cancel its interest in all or any portion of such coverage as of any day within such 60 day period. Except as provided below, during the Insurance Transition Period, such policies of insurance shall cover Agilent Covered Parties for liabilities and losses insured prior to the Distribution Date.

     (b) Reimbursement for Premiums. Agilent shall promptly pay or reimburse HP, as the case may be, for premium expenses, and Agilent Covered Parties shall promptly pay or reimburse HP for any costs and expenses which HP may incur in connection with the insurance coverages maintained pursuant to this Section 2.1, including but not limited to any subsequent premium adjustments. All payments and reimbursements by Agilent and Agilent Covered Parties to HP shall be made within fifteen (15) days after Agilent's receipt of an invoice from HP.

     SECTION 2.2. Cooperation and Agreement Not to Release Carriers. Each of HP and Agilent will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of HP and Agilent, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither HP nor Agilent, nor any of their Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, after the Separation Date, neither HP nor Agilent shall (and shall ensure that no member of their respective Groups shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this
Section 2.2 shall (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, (C) require any member of any Group to renew, extend or continue any policy in force or (D) except as otherwise provided in Section 2.12, apply to HP in connection with rights to coverage for Environmental Actions under Insurance Policies in effect prior to the Separation Date.

     SECTION 2.3. Agilent Insurance Coverage After the Insurance Transition Period. From and after expiration of the Insurance Transition Period, Agilent, and Agilent alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from HP's insurance programs. Notwithstanding the foregoing, HP, upon the request of Agilent, shall use all commercially reasonable efforts to assist Agilent in the transition to its own separate insurance programs from and after the Insurance Transition Period, and shall provide Agilent with any information that is in the possession of HP and is reasonably available and necessary to either obtain insurance coverages for Agilent or to assist Agilent in preventing unintended self-insurance, in whatever form.

     SECTION 2.4. Responsibilities for Self-insured Obligations. Agilent will reimburse HP for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with Agilent Liabilities and Insured Agilent Liabilities.

     SECTION 2.5.   Procedures With Respect to Insured Agilent Liabilities.

     (a) Reimbursement. Agilent will reimburse HP for all amounts incurred to pursue insurance recoveries from Insurance Policies for Insured Agilent Liabilities.

     (b) Management of Claims. The defense of claims, suits or actions giving rise to potential or actual Insured Agilent Liabilities will be managed (in conjunction with HP's insurers, as appropriate) by the party that would have had responsibility for managing such claims, suits or actions had such Insured Agilent Liabilities been Agilent Liabilities.

     Section 2.6. Insufficient Limits Of Liability For Hp Liabilities And Agilent Liabilities

     (a) Insufficient Limits of Liability. In the event that there are insufficient limits of liability available under HP's Insurance Policies in effect prior to the Distribution Date to cover the Liabilities of HP and/or Agilent that would otherwise be covered by such Insurance Policies, then to the extent that other insurance is not available to HP and/or Agilent for such Liabilities an adjustment will be made in accordance with the following procedures:

          (i) Each party will be allocated an amount equal to their Shared Percentage of the lesser of (A) the available limits of liability available under HP's Insurance Policies in effect prior to the Distribution Date net of uncollectible amounts attributable to insurer insolvencies, and (B) the proceeds received from HP's Insurance Policies if the Liabilities are the subject of disputed coverage claims and, following consultation with each other, HP and/or Agilent agree to accept less than full policy limits from HP's and Agilent's insurers (the "Coverage Amount").

          (ii) A party who receives more than its share of the Coverage Amount (the "Overallocated Party") agrees to reimburse the other party (the "Underallocated Party") to the extent that the Liabilities of the Underallocated Party that would have been covered under such Insurance Policies (subject to the limitations of Section 2.12) is less than the Underallocated Party's share of the Coverage Amount.

          (iii) This Section 2.6(a) shall terminate three years following the Distribution Date; provided, however, that either party may extend the three year period applicable to these provisions by up to five additional two-year periods, or as otherwise shall be agreed to in order to accomplish the allocation objective set forth above and in order to have access to any available coverage under the Insurance Policies.

     (b) Illustrations. The following illustrations are intended to provide guidance concerning how this Section is intended to apply to claims implicating insurance policies issued prior to the Distribution Date. The effects of Section
1.11 are not considered in these illustrations.

          (i) Illustration No. 1. Ten separate claims are brought arising from ten separate "occurrences," each resulting in an Agilent Liability of $10 million. The self-insured retention is $10 million "per occurrence." Result:
This Section is inapplicable. Agilent may pursue self-insurance, to the extent it is permitted to do so by law, subject to reimbursement of HP under Section
2.4 of this Agreement.

          (ii) Illustration No. 2. Ten separate claims are brought arising from ten separate "occurrences," each resulting in an Agilent Liability of $40 million, for a total of $400 million. Fifteen separate claims are brought arising from fifteen separate "occurrences," each resulting in an HP Liability of $40 million, for a total of $600 million. The limits of liability in the Insurance Policies applicable to the claims is $200 million. The self-insured retention is $10 million "per occurrence." Therefore, Agilent and HP each incur the first $10 million "per occurrence," leaving a remaining liability (after the payment of self-insured retentions) of $30 million "per occurrence," or $300 million in the aggregate for Agilent and $450 million in the aggregate for HP. The Agilent Liabilities are incurred prior to the HP Liabilities, and paid for by HP's Insurance Policies in effect prior to the Distribution Date, which are exhausted by these payments. This leaves Agilent with an additional liability of $100 million (plus its self-insured retentions of $100 million). Result: The $200 million limit is split 82/18: $164 million is allocated to HP and $36 million is allocated to Agilent. Agilent should pay HP $164 million, HP's share of the Coverage Amount.

          (iii) Illustration No. 3. Same as Illustration No. 2, except that HP's claims ($200 million) were paid for by HP's Insurance Policies in effect prior to the Distribution Date, which are exhausted by these payments. This leaves Agilent with a liability of $300 million (plus its self-insured retentions of $100 million). HP should pay Agilent $36 million.

     Section 2.7. Cooperation . HP and Agilent will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.

     Section 2.8. No Assignment Or Waiver . This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the HP Group in respect of any Insurance Policy or any other contract or policy of insurance.

     Section 2.9. No Liability . Agilent does hereby, for itself and as agent for each other member of the Agilent Group, agree that no member of the HP Group or any HP Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of HP and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

     Section 2.10. No Restrictions . Nothing in this Agreement shall be deemed to restrict any member of the Agilent Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

     Section 2.11. Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertake pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and any Ancillary Agreement.

     Section 2.12. Agreement Regarding Insurance Covering Environmental Actions Notwithstanding anything to the contrary in this Agreement (including Article II hereof), the Separation Agreement or any Ancillary Agreement:

     (a) Except as set forth in Section 2.12(b), Agilent shall not make any claim against, or be entitled to any proceeds from, any primary, umbrella or excess general liability policy in effect prior to the Separation Date for any Environmental Actions;

     (b) In the event that a claim arises out of an Environmental Action in connection with an Agilent Schedule 1 Facility and the claim could be covered under any primary, umbrella or excess general liability policy in effect prior to the Separation Date, and provided that at the time the claim is made HP has not fully and finally released or agreed to release (at HP's sole discretion) the insurance carrier with respect to coverage applicable to that claim under such policy, Agilent shall be permitted to submit the claim to HP for submission to the relevant insurance carrier, HP shall control all negotiations on the claim and the policy with the insurance carrier and Agilent shall be entitled to an equitable apportionment of any proceeds received by HP from the policy.

     Section 2.13. Matters Governed By Employee Matters Agreement. This Article II shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.

                                 ARTICLE III.

                                 MISCELLANEOUS

     Section 3.1. Entire Agreement. This Agreement, the Master Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     Section 3.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     Section 3.3. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

     Section 3.4. Parties In Interest. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon HP, HP's Subsidiaries, Agilent and Agilent's Subsidiaries and inure solely to the benefit of the Agilent Indemnitees and the HP Indemnitees and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 3.5. Other Agreements Evidencing Indemnification Obligations. HP hereby agrees to execute, for the benefit of any Agilent Indemnitee, such documents as may be reasonably requested by such Agilent Indemnitee, evidencing HP's agreement that the indemnification obligations of HP set forth in this Agreement inure to the benefit of and are enforceable by such Agilent Indemnitee. Agilent hereby agrees to execute, for the benefit of any HP Indemnitee, such documents as may be reasonably requested by such HP Indemnitee, evidencing Agilent's agreement that the indemnification obligations of Agilent set forth in this Agreement inure to the benefit of and are enforceable by such HP Indemnitee.

     Section 3.6. Counterparts. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 3.7. Assignment. The rights and obligations in this Agreement may not be assigned or delegated by any party hereto, in whole or in part, without the express prior written consent of the other party hereto.

     Section 3.8. Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 3.9. Failure Or Indulgence Not Waiver. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     Section 3.10. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

     Section 3.11. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     Section 3.12. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                                  ARTICLE IV.

                                  DEFINITIONS

     Section 4.1. Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

     Section 4.2. Affiliated Company. "Affiliated Company" means, with respect to HP, any entity in which HP holds a 50% or less ownership interest that is listed on Schedule 7.1(a) to the Separation Agreement and, with respect to Agilent, any entity in which Agilent holds a 50% or less ownership interest and that is listed on Schedule 7.1(b) to the Separation Agreement. Schedules 7.1(a) and 7.1(b) may be amended from time to time after the date hereof upon mutual written consent of the parties.

     Section 4.3. Agilent Business. "Agilent Business" means (a) the business and operations of the business entities of HP currently known under the following names, as described in the IPO Registration Statement and as such business and operations will continue following the Separation Date: (i) the Test and Measurement Organization, (ii) the Semiconductor Products Group, (iii) the Chemical Analysis Group, (iv) the Healthcare Solutions Group and (v) the portion of HP Labs and infrastructure organizations related to these businesses and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Agilent Business as then conducted.

     Section 4.4. Agilent Contingent Liability. "Agilent Contingent Liability" means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of a member of the HP Group or the Agilent Group that primarily relates to the Agilent Business, whenever arising, to any Person other than a member of the HP Group or the Agilent Group, if and to the extent that
(i) such Liability arises out of the events, acts or omissions occurring as of the Separation Date and (ii) the existence or scope of the obligation of a member of the HP Group or the Agilent Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered an Agilent Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall be deemed to be an Agilent Contingent Liability. For purposes of determining whether a claim relating to the Year 2000 problem is an Agilent Contingent Liability, claims relating to products shipped prior to the Separation Date shall be deemed to have arisen prior to the Separation Date.

     Section 4.5. Agilent Contracts. "Agilent Contracts" has the meaning set forth in Section 4.8 of the Assignment Agreement.

     Section 4.6. Agilent Covered Parties. "Agilent Covered Parties" shall have the meaning set forth in Section 2.1(a) of this Agreement.

     Section 4.7. Agilent Facilities. "Agilent Facilities" means the total of the Agilent Schedule 1 Facilities and the Agilent Schedule 2 Facilities.

     Section 4.8. Agilent Group. "Agilent Group" means Agilent, each Subsidiary and Affiliated Company of Agilent immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Agilent pursuant to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of Agilent after the Separation Date.

     Section 4.9. Agilent Indemnitees. "Agilent Indemnitees" means Agilent, each member of the Agilent Group and each of their respective directors, officers and employees.

     Section 4.10. Agilent Liabilities. "Agilent Liabilities" has the meaning set forth in Section 1.3 of the Assignment Agreement.

     Section 4.11. Agilent Schedule 1 Facilities. "Agilent Schedule 1 Facilities" means the real property, groundwater, surface water and improvements on those properties listed on the Owned and Leased Properties Spreadsheet (as defined in the Real Estate Matters Agreement) excluding the Agilent Schedule 2 Facilities. In the event that, prior to the Separation Date, any property listed on the Owned and Leased Properties Spreadsheet dated July 20, 1999 is transferred to a third party (excluding any member of the HP Group or the Agilent Group), HP and Agilent shall mutually agree, for the purposes of the indemnification obligations set forth in Section 1.4 of this Agreement, whether such property shall be considered an Agilent Schedule 1 Facility or an HP Facility.

     Section 4.12. Agilent Schedule 2 Facilities. "Agilent Schedule 2 Facilities" means the real property, groundwater, surface water and improvements thereon which shall be owned or occupied by a member of the Agilent Group on and after the Separation Date and which are identified on a disclosure letter entitled "The Agilent Schedule 2 Facilities," which disclosure letter shall be delivered to Agilent by HP on the Separation Date.

     Section 4.13. Assets. "Assets" has the meaning set forth in Section 4.14 of the Assignment Agreement.

     Section 4.14. Assignment Agreement. "Assignment Agreement" means the General Assignment and Assumption Agreement attached as Exhibit C to the Separation Agreement.

     Section 4.15. Change of Control. "Change of Control" with respect to any Person means the occurrence of any of the following events:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of such Person representing 50% or more of the total voting power represented by such Person's then outstanding voting securities; or

               (ii) A change in the composition of the Board of Directors of such Person occurring within a two-year period as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" shall mean directors who either (A) are directors of such Person as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of such Person in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of such Person); or

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

               (iii) The consummation of (A) a merger or consolidation of such Person with any other corporation, other than a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of such Person, such surviving entity or the entity that controls such Person or such surviving entity outstanding immediately after such merger or consolidation, or (B) the sale or disposition by such Person of all or substantially all such Person's assets; or

               (iv) The shareholders of such Person approve a plan of complete liquidation of such Person.

     Section 4.16. Claims Committee. "Claims Committee" means a committee composed of (i) either the General Counsel or Associate General Counsel of HP and (i) either the General Counsel or Associate General Counsel of Agilent.

     Section 4.17. Commingled Claims. "Commingled Claims" has the meaning set forth in Section 1.5(b) of this Agreement.

     Section 4.18. Coverage Amount. "Coverage Amount" has the meaning set forth in Section 2.6(a) of this Agreement.

     Section 4.19. Employee Matters Agreement. "Employee Matters Agreement" means the Employee Matters Agreement attached as Exhibit E to the Separation Agreement.

     Section 4.20. Environmental Actions. "Environmental Actions" means any notice, claim, act, cause of action, order, decree or investigation by any third party (including, without limitation, any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, damage to flora or fauna caused by Environmental Conditions, real property damages, personal injuries or penalties) arising out of, based on or resulting from the Release of any Hazardous Materials. "Environmental Actions" shall not include any personal injury claim made by any employee of the Agilent Group or the HP Group arising during the course or scope of the employment of such employee for the HP Group or for the Agilent Group.

     Section 4.21. Environmental Conditions. "Environmental Conditions" means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Material at a level which requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any Environmental Laws.

     Section 4.22. Environmental Laws. "Environmental Laws" means all laws and regulations of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Release of Hazardous Materials.

     Section 4.23. Excess Portion. "Excess Portion" means that portion, if any, of the aggregate amount actually paid by Agilent (together with any members of the Agilent Group), in respect of any single Agilent Contingent Liability or any Related Agilent Contingent Liabilities that is in excess of $50 million.

     Section 4.24. Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

     Section 4.25. HP Business. "HP Business" means any business of HP other than the Agilent Business.

     Section 4.26. HP Facilities. "HP Facilities" means all of the real property and improvements thereon owned or occupied at any time on or before the Separation Date by HP, whether for the HP Business or the Agilent Business, excluding the Agilent Facilities.

     Section 4.27. HP Group. "HP Group" means HP, each Subsidiary and Affiliated Company of HP (other than any member of the Agilent Group) immediately after the Separation Date, after giving effect to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of HP after the Separation Date.

     Section 4.28. HP Indemnitees. "HP Indemnitees" means HP, each member of the HP Group and each of their respective directors, officers and employees.

     Section 4.29. Indemnitee. "Indemnitee" has the meaning set forth in Section 1.5(a) hereof.

     Section 4.30. Insurance Policies. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

     Section 4.31. Insurance Proceeds. "Insurance Proceeds" means those monies:

     (a)  received by an insured from an insurance carrier; or

     (b)  paid by an insurance carrier on behalf of the insured;

from Insurance Policies.

     Section 4.32. Insurance Transition Period. "Insurance Transition Period" has the meaning set forth in Section 2.1 of this Agreement.

     Section 4.33. Insured Agilent Liability. "Insured Agilent Liability" means any Agilent Liability to the extent that (i) it is covered under the terms of HP's Insurance Policies in effect prior to the Distribution Date and (ii) Agilent is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

     Section 4.34. IPO Liabilities. "IPO Liabilities" means any Liabilities of the Agilent Group or the HP Group relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any IPO Registration Statement or any preliminary, final or supplemental prospectus forming a part of a IPO Registration Statement.

     Section 4.35. IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act to be filed with the SEC registering the shares of common stock of Agilent to be issued in the IPO, together with all amendments thereto.

     Section 4.36. Liabilities. "Liabilities" has the meaning set forth in the Assignment Agreement.

     Section 4.37. Non-US Plan. "Non-US Plan" means the plan of reorganization described in Exhibit M of the Separation Agreement.

     Section 4.38. Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     Section 4.39. Pre-Separation Third Party Site Liabilities. "Pre-Separation Third Party Site Liabilities" means any and all Environmental Actions arising out of Hazardous Materials found on, under or about any landfill any waste storage, transfer or recycling site and resulting from or arising out of Hazardous Materials stored, treated, recycled disposed or otherwise handled at such site prior to the Separation Date (whether for the operation of the Agilent Business or for the operation of any past or presently (as of the date hereof) existing HP Business as operated on or before the Separation Date).

     Section 4.40. Prime Rate. "Prime Rate" means the prime rate as published in the Wall Street Journal on the date of determination.

     Section 4.41. Related Agilent Contingent Liabilities. "Related Agilent Contingent Liabilities" means any set or group of Agilent Contingent Liabilities arising from any single Action (including any group of Actions that are consolidated as a single Action and any Action or Actions certified as a class action) or any Action that is brought or threatened to be brought as a class action and that is settled.

     Section 4.42. Release. "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

     Section 4.43. Separation. "Separation" means the transfer and contribution from HP to Agilent, and Agilent's receipt and assumption of, directly or indirectly, substantially all of the Assets and Liabilities currently associated with the Agilent Business and the stock, investments or similar interests currently held by HP in subsidiaries and other entities that conduct such business.

     Section 4.44. Separation Agreement. "Separation Agreement" means the Master Separation and Distribution Agreement dated as of August 12, 1999, of which this is an Exhibit thereto.

     Section 4.45. Separation Date. "Separation Date" means 12:01 a.m., Pacific Time, November 1, 1999, or such date as may be fixed by the Board of Directors of HP.

     Section 4.46. Shared Agilent Percentage. "Shared Agilent Percentage" means 18%.

     Section 4.47.  Shared HP Percentage.  "Shared HP Percentage" means 82%.

     Section 4.48. Shared Percentage. "Shared Percentage" means the Shared Agilent Percentage or the Shared HP Percentage, as the case may be.

     Section 4.49. Subsidiary. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless context otherwise requires, reference to HP and its Subsidiaries shall not include the subsidiaries of HP that will be transferred to Agilent after giving effect to the Separation, including the actions taken pursuant to the Non-US Plan.

     Section 4.50. Tax Sharing Agreement. "Tax Sharing Agreement" means the Tax Sharing Agreement, attached as Exhibit F to the Separation Agreement.

     Section 4.51. Taxes. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

     Section 4.52. Third Party Claim. "Third Party Claim" has the meaning set forth in Section 1.5(a) of this Agreement.



                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                    HEWLETT PACKARD COMPANY


                                    By:________________________________
                                    Name:
                                    Title: President and Chief Executive
                                           Officer


                                    AGILENT TECHNOLOGIES, INC.

                                    By:________________________________
                                    Name:
                                    Title: President and Chief Executive
                                           Officer